Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Photomedex, Inc.:

We hereby consent to the use in this Prospectus, constituting a part of this Amendment No. 2 to Registration Statement on Form S-1 of Photomedex, Inc. and subsidiaries, of our report dated March 20, 2009 relating to the consolidated financial statements and the effectiveness of internal controls over financial reporting of Photomedex, Inc. and subsidiaries as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006, which appear elsewhere herein.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Amper, Politziner & Mattia, LLP

January 22, 2010

Edison, New Jersey